Exhibit 4.2

                                   EXHIBIT 4.2
               DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY

                           SUPERVISORY INCENTIVE PLAN

Section 1.  Purpose

         The Board of Directors of D&E Communications, Inc. ("D&E" or the "Company") has established this annual incentive compensation plan for the supervisory employees of its telephone company subsidiary (the "SIP" or "Plan"). The purpose of this Plan is to provide incentives for the Plan participants to meet or exceed the financial goals of the Company. The Plan is intended to achieve this result by providing the opportunity for participants to receive the payment of annual incentive compensation in the form of cash and D&E common stock, which complements an employee's competitive base salary, for the attainment of the Company's financial objectives.


Section 2.  Plan Year

         A "Plan Year" for purposes of this Plan shall be a calendar year or such other fiscal year as the Company elects to report its financial performance, but only if the Board of Directors shall have adopted performance goals for Plan purposes for such year.

Section 3.  Eligibility

         Permanent employees of Denver and Ephrata Telephone and Telegraph Company ("Telco"), a wholly-owned subsidiary of D&E, who are neither officers nor directors of the Company, whose duties include the direct supervision of one or more employees filling permanent employee positions and who are not eligible to participate in the Executive or Officer Incentive Plan or any other significant incentive or bonus plans are eligible to participate in this Plan.

         Employees hired by November 30th of the current Plan Year and who remain on active status through the date of such award distribution will be eligible to participate in the Plan provided that such eligible employees make their Election (as defined in Section 6 below) on their respective Date of Hire. Calculation of the incentive compensation will be based on a proration of 1/12 for each full month of continuous service following the date of hire. For example, if an employee's Date of Hire is February 10, then his or her eligible months are March through December or 10/12th of the award eligibility.

         If a Plan participant's employment with Telco is terminated or the Plan participant resigns his or her employment with Telco during the Plan Year or thereafter up to and including the date of payment for the Plan Year incentive compensation, then, subject to a determination by the Plan Administrator (as defined below) to the contrary, that employee shall not be eligible to receive an incentive compensation payment.

         However, if the active service of a participant in the Plan is terminated during the Plan Year by death, retirement, or disability on an approved leave of absence of more than 8 weeks, but the participant


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otherwise has been determined to be eligible for an award under the Plan by the
Plan Administrator, then, notwithstanding the language of the preceding paragraph, the appropriate incentive award as determined by the Board of Directors, or a duly appointed committee thereof (the "Plan Administrator") will be paid to the individual or his or her estate, as the case may be.

         If a participant's active service with Telco is interrupted after the conclusion of the Plan Year, but prior to payment of the participant's incentive compensation, by death, retirement, or disability on an approved leave of absence of more than 8 weeks, then the participant will be otherwise eligible to receive consideration for full incentive compensation for the Plan Year.

         Distribution of the award will be computed on a full monthly basis. (Example: Date of Hire - January 10, Approved Leave Date - October 15 through December 31, eligible months = February through September or 8/12th of the award eligibility).


Section 4.  Activating the Plan

         The operation of the Plan is predicated on D&E's attaining or exceeding annual performance goals. The goals will consist of internally measured financial achievements. D&E's goals for each Plan Year will be approved by D&E's Board of Directors prior to the commencement of each Plan Year.

         For purposes of determining the Company's performance only, any and all incentive compensation payments made pursuant to this Plan, will be considered Company expenses in the Plan Year in which the incentive payment is earned. Thus, each Plan Year's goal must be met after factoring the incentive compensation payments earned in that year as an expense to the goal for that Plan Year.


Section 5.  Calculation of Awards

         The Board of Directors shall establish the goals for D&E's financial performance prior to the beginning of the Plan Year as set forth in Section 4, above. In the event these pre-established financial goals are attained, eligible Plan participants may receive an incentive compensation award based upon a percentage of the eligible participant's base pay.

         The base pay is determined by the participant's base annual salary at the end of the Plan Year and includes commission earnings received in the Plan Year. All car allowances or other payments received by a Plan participant are excluded from base pay.

         If a Plan participant changes status within the Plan Year (i.e., supervisory to non-supervisory or non-supervisory to supervisory), then the distribution of the incentive compensation award, if any, will be prorated between the two incentive plans.


Section 6.  Distribution of Awards

         A Plan participant may elect to receive up to 50% of his or her incentive compensation in shares of D&E common stock (the "Stock Percentage"). To do so the Plan participant must advise the Plan Administrator or a designee of the Plan Administrator of such election, in writing within 30 days of the beginning the Plan Year (the "Election"). The number of shares awarded under the Plan will be the Stock Percentage elected by the Plan participant multiplied by his or her incentive compensation award


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divided by the average of the high/low bid/ask price for D&E common stock for the five (5) business days immediately preceding the distribution of any stock under the Plan. Distribution of such incentive compensation payments, if any, will be made within 90 days of the end of the Plan Year. In the event of a Plan participant's death, any award approved for the deceased Plan participant will become payable to the Plan participant's estate.

Section 7.  Plan Administration

         The Board of Directors or the Plan Administrator shall, with respect to the Plan, have full power and authority to construe, interpret and manage, control and administer this Plan, and to pass and decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors may establish. Promptly after the end of the Plan Year, the Plan Administrator shall determine those eligible participants and the amount of incentive compensation proposed to be awarded to them. The Plan Administrator shall then report such determinations to the Board of Directors for consideration and approval.

         Any decision made or action taken by the Plan Administrator arising out of, or in connection with the administration, interpretation and effect of the Plan shall be at its absolute discretion and shall be conclusive and binding upon all parties.

         No member of the Board of Directors shall be liable for any act or action hereunder, whether of omission or commission, by a Plan participant or employee or by any agent to whom duties in connection with the administration of the plan have been delegated in accordance with the provision of the Plan.


Section 8.  Amendment, Modification, Suspension or Termination

         The Company reserves the right, by and through its Board of Directors to amend, modify, suspend, reinstate or terminate all or any part of the Plan at the end of any Plan Year in any way that does not diminish the right of a Plan participant to receive payment for achievement of any prior year's goals. The Plan Administrator shall give prompt written notice to each participant of any amendment, suspension, termination, or material modification of the Plan. The Board of Directors also reserves the right to withhold or alter incentive compensation payments based on individuals or Company performance or circumstances deemed to be highly unusual at any time prior to payment.




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Section 9.  Effective Date of the Plan

         The effective date of the Plan shall be January 1, 1999.


Section 10.  Employer Relation with Participants

         Neither the establishment of the Plan nor its maintenance shall be construed as conferring any legal rights upon any Plan participant or any person for a continuation of employment, and they shall not interfere with the right of Telco to discharge any Plan participant or otherwise deal with him or her without regard to the existence of the Plan.


Section 11.  Governing Law

         Except to the extent pre-empted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

         In the event of relevant changes to the Internal Revenue Code, related rulings and regulations or changes imposed by other regulatory agencies affecting the continued appropriateness of the Plan and awards made thereunder, the Board of Directors may, at its sole discretion, accelerate or change the manner of payments of any unpaid incentive compensation award or amend the provisions of the Plan.

         The Plan was approved by the Board of Directors on September 24, 1998.